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                                                                    EXHIBIT 99.1


                                                        Media contact:
[LOGO]Westar Energy(TM)                                 Corporate Communications
                                                        Phone: 785.575.8401
                                                        FAX: 785.575.6399
                                                        news@wr.com


              WESTAR ENERGY ANNOUNCES EXPECTED THIRD QUARTER CHARGE

 Company Also Expects to Receive 2001 Tax Refund of $54 Million Before Year-End and Anticipates Maintaining $1.20 Per Share Dividend in 2003

     TOPEKA, Kan., September 25, 2002 -- Westar Energy, Inc. (NYSE:WR) today reported that third quarter 2002 results are expected to include a non-cash charge of approximately $0.33 per share, net of tax, resulting from marking to market the amount of a liability arising from a call option related to its 6.25 percent senior unsecured notes issued in August 1998. The company expects to announce third quarter 2002 results in early November and continues to project earnings from operations of $1.27 per share for the 2002 fiscal year, excluding one time items.

     As discussed in the company's second quarter 2002 Form 10-Q, the company entered into a call option with an investment bank in August 1998 in connection with the issuance of $400 million of its 6.25 percent senior unsecured notes that have a final maturity date of Aug. 15, 2018 and are putable and callable on Aug. 15, 2003. As a result of retiring a portion of these notes, the call option is treated as a derivative instrument under Statement of Financial Accounting Standard No. 133 and changes in the fair value of the call option must be recognized currently in earnings. If the call option is exercised, settlement will occur in August 2003 through either a remarketing of the senior notes or a cash payment. If settled in cash, the amount

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of the payment due to the investment bank will be based on the difference in the rate on 10 year United States treasury securities from 5.44 percent.

     The forward rate on 10 year United States treasury securities has decreased from 5.47 percent at June 30, 2002, to 4.10 percent on Sept. 24, 2002. If the forward rate on 10 year United States treasury securities remains 4.10 percent at Sept. 30, 2002, third quarter 2002 results would include a non-cash charge for the increase in the fair value of the call option of approximately $40 million before taxes, or $0.33 per share, net of tax. The company is evaluating whether any portion of this charge should be reflected in second quarter 2002 results. Currently, the company would be obligated to make a cash payment on Aug. 15, 2003, of approximately $69 million to settle the call option. The amount of the company's liability for the call option at settlement could be more or less than $69 million depending on interest rates at the time the call option is exercised. The amount of the liability will increase or decrease approximately $5 million for every 10 basis point change in the forward rate on 10 year United States treasury securities.

     Separately, the company announced that it expects to receive a tax refund of approximately $54 million related to its 2001 consolidated federal tax return prior to year end 2002. At Sept. 24, 2002, the company had outstanding consolidated indebtedness of approximately $3.2 billion (net of defeased bonds and net of unrestricted cash on hand of $124 million), the company's utility operations had outstanding indebtedness of approximately $2.9 billion, and the company had available borrowings of approximately $130 million under its revolving credit facility.

     Westar Energy also reported that it has commenced a review of its dividend policy with a view to making an announcement prior to year end 2002 about the expected dividend in 2003

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and the dividend policy for subsequent periods. David C. Wittig, the company's chairman of the board, president and chief executive officer, said "I believe we owe our shareholders clarity on the dividend policy in 2003 and beyond. We intend to maintain our $1.20 per share dividend and expect the Board of Directors to formalize this decision after we complete our 2003 budget." The company expects to declare its January 2003 dividend in late October.

                                      -30-

     Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7.0 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have more than 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 645,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Westar Energy has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

     For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

     Forward-looking statements: Certain matters discussed here and elsewhere in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc. from our electric utility businesses and the possible sale of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One's financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation; ongoing municipal, state and federal activities, such as the Wichita municipalization effort; future economic conditions; legislative and regulatory developments, including the results of the KCC proceeding on our financing plan which has just been concluded; competitive markets; and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.